For immediate release
                                                           ---------------------

                                                       Contact: Anthony P. Costa
                                                       Chief Executive Officer
                                                       Chairman of the Board
                                                       Empire State Bank, NA
                                                       (845) 451-7801

               Empire State Bank moves to larger office this fall

               Local Branch Office surpasses original expectations
                           over just a 4 month period

Staten Island, New York, June 30, 2008 - Empire State Bank, NA (the "Bank"), a wholly owed subsidiary of ES Bancshares, Inc. (OTCBB: ESBS), announces that it will relocate its current branch located at 284 New Dorp Lane to 1361 North Railroad Avenue, New Dorp Plaza, this coming fall.

"Our new location will better service our customers and provide a pleasant environment for our employees," said Phil Guarnieri, Empire's President and Chief Operating Officer. "Our new office is larger, provides more teller stations, additional customer service desks, and more available street parking than the much trafficked New Dorp Lane," continued Guarnieri.

The new location will offer five teller stations, three customer service desks, and serve as a business and residential lending center. It will include private offices on its second floor, including a conference room. The office was designed to accommodate customers and their business needs when visiting the branch.

Empire State Bank offers competitive rates, personal service, and is focused on providing our customers with services that meet their individual needs. For business owners, banking with Empire allows them to make deposits without leaving their office through utilizing the bank's electronic remote deposit service, a popular and necessary feature because it saves time and resources.

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"We are very pleased with the support the Staten Island  community has shown us.
As of March 31, 2008 local deposits have totaled in excess of $9 million, which is well over the Bank's original expectations. As a number of banks on the Island have changed their name and lending policies and many mortgage brokers have closed their business, we are happy to come to Staten Island at the right time. Our business lending, commercial and residential mortgage business have shown strong demand since the beginning of 2008," said Guarnieri.

Anthony Costa, Chairman and CEO commented, "We are very happy with the explosive growth of the deposits and the mix between business and consumer relationships in Staten Island. Our President Phil Guarnieri along with our Relationship Managers, Jeanne Sarno and Len Bosso, have been introducing themselves to numerous customers who have welcomed them into their business. One customer said after speaking with Jeanne and Len; "this is the way banking should be."

"We're confident that our new office and its highly experienced team of financial professionals will continue to build upon our positive reputation within the community and provide greater financial options to businesses and families."

About Empire State Bank
-----------------------

Empire State Bank, N. A. is a nationally chartered commercial bank that was founded in 2004. The Bank operates as a community-oriented institution offering a broad array of financial services to meet the needs of the communities it serves. The bank is headquartered in the town of Newburgh in Orange County, New York and operates an additional branch in the city of New Paltz, Ulster County, New York. The Bank's deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the FDIC. The Bank maintains a website at www.esbna.com. with corporate, investor and branch banking information.

The following is biographical  information on Staten Island's  management  team:
Len Bosso and Jeanne Sarno.

Prior to coming to Empire State Bank, Len Bosso had a long professional history with New York Community Bank (formerly Richmond County S.B.) At New York Community Bank, Len was the Vice President of Business Services Manager from September 2004 to July 2006. He also served as Vice President Market Manager and Vice President Business Services Division. Len was with New York Community Bank since 1993. Len has a CUNY Business Administration degree (Brooklyn campus) and is active in local community organizations such as Kiwanis International (Len is a member of the North Central Kiwanis Club), the SI Chamber of Commerce, March of Dimes, On Your Mark, and the West Brighton Local Development Corporation, just to name a few. He is a former United States Marine, honorably discharged.

Prior to her employment with Empire State Bank, Jeanne Sarno worked for Yonkers Savings and Loan beginning in the year 2000. After several years at Yonkers Savings and

Loan,  Jeanne  was hired as a loan  officer  for  Atlantic  States
Mortgage in the year 2003 which later became Empire State Bank. Jeanne operated Empire State Bank's loan office on Amboy Road and single handedly brought in 68 million in loan business and continues this role as Relationship Manager in the current New Dorp Lane office of Empire State Bank.